UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2015
ALPHATEC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 431-9286
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of James R. Glynn

On November 2, 2015, James R. Glynn retired from the Board of Directors (the “Board”) of Alphatec Holdings, Inc. (the “Company”) and Alphatec Spine Inc., a wholly owned subsidiary of the Company. Mr. Glynn also retired from his position as the Chairman of the Audit Committee of the Board. Mr. Glynn’s retirement was not the result of any disagreement with the Company, known to a member of the Board or an executive officer of the Company, on any matter relating to the Company’s operations, policies, practices or financial reporting.

In connection with his retirement, Mr. Glynn and the Company entered into a Vesting Acceleration Agreement (the “Vesting Agreement”). Pursuant to the Vesting Agreement, as of November 1, 2015 all outstanding options to purchase the Company’s common stock and any restricted common stock (each separate award is an “Equity Interest”) held by Mr. Glynn as of November 1, 2015 became vested and exercisable. In addition, the term during which Mr. Glynn may exercise any Equity Interest consisting of a stock option was extended until the earlier of: (i) November 1, 2017 (or the following business day if such day is not a business day of the Company), or (ii) the expiration date that would apply to such stock option. This summary of the Vesting Agreement is qualified in its entirety by reference to the full text of the Vesting Agreement, which shall be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Appointment of Donald A. Williams as Chairman of the Audit Committee
Effective November 2, 2015, the Board appointed Donald A. Williams, a current member of the Board, Chairman of the Audit Committee. Mr. Williams has been a member of the Audit Committee since July 2015.
ITEM 9.01. Financial Statements and Exhibits.
On October 30, 2015 the Company issued a press release announcing Mr. Glynn’s retirement and Mr. Williams’ appointment as Chairman of the Audit Committee, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated October 30, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: November 3, 2015	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President